Exhibit 99.1

For Immediate Release Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded management call 877-523-5612 (U.S. and Canada) 201-689-8483 (other countries) Passcode: 9256278 (Walmart)

Walmart reports FY 15 Q2 EPS of $1.21;
company added more than $3.2 billion in net sales

•	Wal-Mart Stores, Inc. (Walmart) reported second quarter diluted earnings per share from continuing operations (EPS) of $1.21, compared to last year's $1.23.[1]

•	Consolidated net sales increased more than $3.2 billion, or 2.8 percent, to $119.3 billion.

•
Walmart U.S. comp sales were flat for the 13-week period ended Aug. 1, 2014. Comp sales for the Neighborhood Market format rose approximately 5.6 percent. Walmart U.S. net sales increased $1.9 billion, or 2.7 percent, to more than $70 billion.

•
Walmart International grew net sales 3.1 percent to $33.9 billion. On a constant currency basis,[2] net sales would have increased 5.3 percent. Currency exchange rate fluctuations negatively impacted net sales by approximately $700 million.

•	Sam's Club comp sales, without fuel,[2] were flat for the 13-week period ended Aug. 1, 2014. Sam's Club delivered 11.9 percent membership income growth for the quarter.

•	E-commerce sales globally increased approximately 24 percent on a constant currency basis, with double-digit growth in the U.S., U.K., China and Brazil.

•	Consolidated operating income was $6.7 billion, a decrease of 0.5 percent. Walmart International grew operating income 8.0 percent, more than twice the rate of sales growth.

•
Walmart updated full year EPS guidance to a range of $4.90 to $5.15, from a previous range of $5.10 to $5.45. This range includes third quarter EPS guidance of $1.10 to $1.20. The new full year guidance reflects incremental investments in e-commerce and higher U.S. health-care costs than previously anticipated. This guidance also assumes the effective tax rate will be around 34 percent for the third quarter. The annual effective tax rate is projected to be between 32 and 34 percent. The actual rate will depend on a number of factors, including our performance, discrete items and pending U.S. Congressional actions regarding the extension of certain tax legislation.

1 This amount excludes $0.01 per share associated with the operations of Vips, which have been reclassified as discontinued operations.
2 See additional information at the end of this release regarding non-GAAP financial measures.

BENTONVILLE, Ark., Aug. 14, 2014 -- Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the second quarter ended July 31, 2014.

Consolidated net sales for the second quarter were $119.3 billion, an increase of 2.8 percent over last year. This quarter included the negative impact of $696 million from currency exchange rate fluctuations. On a constant currency basis,1 net sales would have increased 3.4 percent to $120.0 billion. Membership and other income increased 8.2 percent versus last year. Total revenue was $120.1 billion, an increase of approximately $3.3 billion, or 2.8 percent.

Consolidated net income attributable to Walmart was $4.1 billion, an increase of 0.6 percent. Diluted earnings per share from continuing operations attributable to Walmart were $1.21, or 1.6 percent below last year's $1.23.2

Solid EPS performance

“I’m pleased with our solid earnings per share performance,” said Doug McMillon, Wal-Mart Stores, Inc. president and CEO. “As it relates to the positives from the quarter, I’m encouraged by the performance of our International business, our Neighborhood Market sales in the U.S. and by our e-commerce growth. As it relates to our challenges in the quarter, we wanted to see stronger comps in Walmart U.S. and Sam's Club, but both reported flat comp sales. Stronger sales in the U.S. businesses would've also helped our profit performance."

Walmart is continuing to invest in enhancing its e-commerce capabilities and McMillon pointed out the need to move quickly to serve customers more effectively.

“We see opportunities to improve in merchandising, pricing and store level service in our supercenters, and we are working to close those gaps," added McMillon. "Our investments in e-commerce and mobile are very important, as the lines between digital and physical retail continue to blur. Our customers expect a seamless experience, and we're working to deliver that for them around the world."

Returns

The company paid $1.55 billion in dividends and repurchased approximately 4 million shares for $307 million in the second quarter. In total, the company returned approximately $1.9 billion to shareholders through dividends and share repurchases.

Return on investment1 (ROI) for the trailing 12-months ended July 31, 2014 was 16.6 percent, compared to 17.9 percent for the prior comparable period. The decrease in ROI was primarily due to a decrease in operating income, as well as our continued capital investment in store growth and e-commerce.

Free cash flow1 was $6.8 billion for the six months ended July 31, 2014, compared to $5.2 billion in the prior year. The increase in free cash flow was primarily due to the timing of income tax payments and capital expenditures.

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 This amount excludes $0.01 per share associated with the operations of Vips, which have been reclassified as discontinued operations.

Guidance

The company's financial guidance reflects a view of global economic trends and assumes currency exchange rates remain at current levels. Forecasted earnings per share from continuing operations for the full year are expected to range between $4.90 and $5.15, versus previous guidance of $5.10 to $5.45. This assumes a range for third quarter EPS of $1.10 to $1.20.

"Our guidance includes incremental investments in e-commerce and headwinds from higher health-care costs in the U.S. than previously estimated. This guidance also assumes the effective tax rate will be around 34 percent for the third quarter. The annual effective tax rate is projected to be between 32 and 34 percent. The actual rate will depend on a number of factors, including our performance, discrete items and pending U.S. Congressional actions regarding the extension of certain tax legislation," said Charles Holley, executive vice president and chief financial officer.

U.S. comparable store sales results

The company reported U.S. comparable store sales based on its 13-week and 26-week retail calendar for the periods ended Aug. 1, 2014 and July 26, 2013 as follows:

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	8/1/2014	7/26/2013	8/1/2014	7/26/2013	8/1/2014	7/26/2013
Walmart U.S.	0.0%	-0.3%	0.0%	-0.3%	0.0%	0.0%
Sam's Club	0.0%	1.7%	0.5%	1.7%	0.5%	0.0%
Total U.S.	0.0%	0.0%	0.1%	0.1%	0.1%	0.1%

	Without Fuel		With Fuel		Fuel Impact
	26 Weeks Ended		26 Weeks Ended		26 Weeks Ended
	8/1/2014	7/26/2013	8/1/2014	7/26/2013	8/1/2014	7/26/2013
Walmart U.S.	0.0%	-0.8%	0.0%	-0.8%	0.0%	0.0%
Sam's Club	-0.3%	0.9%	-0.2%	0.8%	0.1%	-0.1%
Total U.S.	-0.1%	-0.6%	-0.1%	-0.6%	0.0%	0.0%

During the 13-week period, Walmart U.S. comp traffic decreased 1.1 percent, while average ticket increased 1.1 percent. E-commerce sales positively impacted comp sales by approximately 0.3 percent for the 13-week period.

In the 13-week period, excluding fuel,1 Sam's Club comp traffic was up 0.3 percent, and average ticket was down 0.3 percent. E-commerce sales positively impacted comp sales by approximately 0.3 percent for the 13-week period.

The company's e-commerce sales impact includes those sales initiated through the company's websites and fulfilled through the company's dedicated e-commerce distribution facilities, as well as an estimate for sales initiated online, but fulfilled through the company's stores and clubs.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Net sales results

Net sales, including fuel, were as follows:

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(dollars in billions)	2014	2013	Percent Change	2014	2013	Percent Change
Walmart U.S.	$70.601	$68.728	2.7%	$138.453	$135.281	2.3%
Walmart International	33.872	32.841	3.1%	66.296	65.730	0.9%
Sam's Club	14.863	14.532	2.3%	28.754	28.403	1.2%
Consolidated	$119.336	$116.101	2.8%	$233.503	$229.414	1.8%

The following explanations provide additional context to the above table.

•
Excluding the impact of currency exchange rate fluctuations, Walmart International's net sales for the quarter would have been $34.6 billion, an increase of 5.3 percent over last year. Currency exchange rate fluctuations negatively impacted net sales by $696 million during the quarter.

•	Sam's Club net sales, excluding fuel,[1] were $13.0 billion for the quarter, an increase of 1.7 percent over last year.

•	Excluding the impact of currency exchange rate fluctuations,[1] consolidated net sales would have increased 3.4 percent during the quarter to $120.0 billion.

"We delivered net sales growth of $1.9 billion in the second quarter," said Greg Foran, Walmart U.S. president and CEO. "Our e-commerce business, including store-fulfilled sales, delivered double-digit sales growth."

Segment operating income

Segment operating income was as follows:

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(dollars in billions)	2014	2013	Percent Change	2014	2013	Percent Change
Walmart U.S.	$5.252	$5.383	-2.4%	$10.227	$10.580	-3.3%
Walmart International	1.489	1.379	8.0%	2.691	2.542	5.9%
Sam's Club	0.494	0.518	-4.6%	0.973	1.008	-3.5%
Sam's Club (excluding fuel)	0.466	0.519	-10.2%	0.943	1.003	-6.0%

"We remain focused on price investment across all our markets and expect to continue driving improved comp performance," said David Cheesewright, Walmart International president and CEO. "I am pleased with the trends in many of our markets, which were driven by a continued focus on being the lowest cost operator."

1 See additional information at the end of this release regarding non-GAAP financial measures.

U.S. comparable store sales review and guidance

"Neighborhood Markets continued to perform well and delivered an approximate 5.6 percent sales comp for the period," added Foran. "Comp store traffic grew 4.1 percent. During the second quarter, we opened 22 Neighborhood Markets and remain on track to deliver 180 to 200 new units for the year."

For the 13-week period ending Oct. 31, 2014, Walmart U.S. expects comp store sales to be relatively flat. Last year, Walmart's comp sales declined 0.3 percent for the 13-week period ended Oct. 25, 2013.

"Our top priority at Sam's Club remains growth -- growing our member base and growing sales," said Rosalind Brewer, Sam's Club president and CEO. "We're taking steps to increase the value of membership through investments in Plus member cash rewards and the cash back Mastercard. It's still early, but member response has been positive."

Sam's Club expects comp sales, excluding fuel,1 for the 13-week period ending Oct. 31, 2014 to be slightly positive. Last year comp sales, excluding fuel,1 increased 1.1 percent for the 13-week period ended Oct. 25, 2013.

Walmart U.S. and Sam's Club will report comparable sales for the 13-week period ending Oct. 31, on Nov. 13, when the company reports third quarter results.

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better -- anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 250 million customers and members visit our 11,053 stores under 71 banners in 27 countries and e-commerce websites in 11 countries. With fiscal year 2014 sales of over $473 billion, Walmart employs approximately 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Notes

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre- recorded call offering additional comments on the quarter will be available to all investors. Information included in this release, including reconciliations, and the pre-recorded phone call and related information can be accessed via webcast by visiting the investor information area on the company's website at www.stock.walmart.com. Callers within the U.S. and Canada may dial 877-523-5612 and enter passcode 9256278. All other callers can access the call by dialing 201-689-8483 and entering passcode 9256278.

Editor's Note

High resolution photos of Walmart U.S. and International operations are available for download at stock.walmart.com.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Forward Looking Statements

This release contains statements as to Wal-Mart Stores, Inc. management's forecast of the company's diluted earnings per share from continuing operations attributable to Walmart for the fiscal year ending Jan. 31, 2015 and the three months ending Oct. 31, 2014, the company's full-year effective tax rate for the fiscal year ending Jan. 31, 2015, the company's effective tax rate for the three months ended Oct. 31, 2014, and the comparable store sales of the Walmart U.S. segment and the comparable club sales, excluding fuel, of the Sam's Club segment for the 13-week period from Aug. 2, 2014 through Oct. 31, 2014 (and assumptions underlying those forecasts), statements regarding management's expectations that the company's Walmart U.S. operating segment will open a certain number of Neighborhood Market units during the fiscal year ending Jan. 31, 2015, the company's Walmart International operating segment will continue to drive comparable store sales performance and that the company's Sam's Club operating segment has the objectives of growth in member base and sales and other statements concerning Walmart's objectives and plans that the company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.

These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase "are expected," "assumes," "expect, " "expected," "expects," "forecasted," "guidance," "on track to deliver," "priority," "projected," and "will depend," in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions; business trends in the company's markets; economic conditions affecting specific markets in which the company operates; competitive initiatives of other retailers and competitive pressures; the amount of inflation or deflation that occurs, both generally and in certain product categories; consumer confidence, disposable income, credit availability, spending levels, spending patterns and debt levels; consumer demand for certain merchandise; customer traffic in the company's stores and clubs and on the company's e-commerce websites and average ticket size; consumer acceptance of the company's merchandise offerings in its stores and clubs and on the company's e-commerce websites; consumer acceptance of the company's stores and merchandise in the markets in which new units are opened; consumer shopping patterns in the markets in which the small store expansion of the Walmart U.S. operating segment occurs; the disruption of seasonal buying patterns in the United States and other markets; geo-political conditions and events; changes in the level of public assistance payments; customer's acceptance of new initiatives and programs of the company and its operating segments; weather conditions and events and their effects; catastrophic events and natural disasters and their effects; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline; disruption of Walmart's supply chain, including transport of goods from foreign suppliers; trade restrictions; changes in tariff and freight rates; labor costs; the availability of qualified labor pools in Walmart's markets; changes in employment laws and regulations; the cost of health-care and other benefits; the number of associates enrolling in Walmart's health-care plans; the availability and cost of appropriate locations for new or relocated units; local real estate, zoning, land use and other laws, ordinances, legal restrictions and initiatives that may prevent the company from building, relocating, or expanding, or that impose limitations on the company's ability to build, relocate or expand, stores in certain locations; availability of persons with the necessary skills and abilities necessary to meet the company's needs for managing and staffing new units and conducting their operations; availability of necessary utilities for new units; availability of skilled labor; delays in construction and other delays in the opening of new, expanded or relocated units planned to be opened by certain dates; casualty and other insurance costs; accident-related costs; adoption of or changes in tax and other laws and regulations that affect Walmart's business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject and the costs associated therewith; the requirements for expenditures in connection with the FCPA-related matters, including enhancements to Walmart's compliance program and ongoing investigations; currency exchange rate fluctuations; changes in market interest rates;

conditions and events affecting domestic and global financial and capital markets; factors that may affect the company's effective tax rate, including the company's performance, changes in the company's assessment of certain tax contingencies, valuation allowances, changes in law, including the outcome of pending U.S. Congressional actions regarding the extension of certain tax legislation, outcomes of administrative audits, the impact of discrete items, and the mix of earnings among the company's U.S. and international operations; changes in generally accepted accounting principles; unanticipated changes in accounting estimates or judgments; and other risks.

The company discusses certain of the factors described above more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC (in which the company also discusses other factors that may affect its operations, results of operations and comparable store and club sales), and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company's other filings, including its quarterly reports on Form 10-Q and current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements contained in this release are as of the date of this release, and Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
SUBJECT TO RECLASSIFICATION	July 31,			July 31,
(Dollars in millions, except share data)	2014	2013	Percent Change	2014	2013	Percent Change
Revenues:
Net sales	$119,336	$116,101	2.8%	$233,503	$229,414	1.8%
Membership and other income	789	729	8.2%	1,582	1,486	6.5%
Total revenues	120,125	116,830	2.8%	235,085	230,900	1.8%
Costs and expenses:
Cost of sales	90,010	87,420	3.0%	176,724	173,411	1.9%
Operating, selling, general and administrative expenses	23,375	22,633	3.3%	45,428	44,274	2.6%
Operating income	6,740	6,777	(0.5)%	12,933	13,215	(2.1)%
Interest:
Debt	509	522	(2.5)%	1,040	1,029	1.1%
Capital leases	61	67	(9.0)%	122	133	(8.3)%
Interest income	(32)	(37)	(13.5)%	(56)	(80)	(30.0)%
Interest, net	538	552	(2.5)%	1,106	1,082	2.2%
Income from continuing operations before income taxes	6,202	6,225	(0.4)%	11,827	12,133	(2.5)%
Provision for income taxes	2,113	2,020	4.6%	4,027	3,996	0.8%
Income from continuing operations	4,089	4,205	(2.8)%	7,800	8,137	(4.1)%
Income from discontinued operations, net of income taxes	270	10	2,600.0%	285	23	1,139.1%
Consolidated net income	4,359	4,215	3.4%	8,085	8,160	(0.9)%
Less consolidated net income attributable to noncontrolling interest	(266)	(146)	82.2%	(399)	(307)	30.0%
Consolidated net income attributable to Walmart	$4,093	$4,069	0.6%	$7,686	$7,853	(2.1)%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$4,089	$4,205	(2.8)%	$7,800	$8,137	(4.1)%
Less income from continuing operations attributable to noncontrolling interest	(166)	(143)	16.1%	(295)	(300)	(1.7)%
Income from continuing operations attributable to Walmart	$3,923	$4,062	(3.4)%	$7,505	$7,837	(4.2)%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.22	$1.24	(1.6)%	$2.32	$2.38	(2.5)%
Basic income per common share from discontinued operations attributable to Walmart	0.05	0.01	400.0%	0.06	0.01	500.0%
Basic net income per common share attributable to Walmart	$1.27	$1.25	1.6%	$2.38	$2.39	(0.4)%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.21	$1.23	(1.6)%	$2.31	$2.37	(2.5)%
Diluted income per common share from discontinued operations attributable to Walmart	0.05	0.01	400.0%	0.06	0.01	500.0%
Diluted net income per common share attributable to Walmart	$1.26	$1.24	1.6%	$2.37	$2.38	(0.4)%

Weighted-average common shares outstanding:
Basic	3,230	3,278		3,231	3,290
Diluted	3,241	3,291		3,244	3,305

Dividends declared per common share	$—	$—		$1.92	$1.88

Wal-Mart Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

SUBJECT TO RECLASSIFICATION
(Dollars in millions)	July 31,	January 31,	July 31,
ASSETS	2014	2014	2013
Current assets:
Cash and cash equivalents	$6,184	$7,281	$9,016
Receivables, net	6,146	6,677	5,996
Inventories	45,451	44,858	42,793
Prepaid expenses and other	1,851	1,909	2,197
Current assets of discontinued operations	—	460	—
Total current assets	59,632	61,185	60,002
Property and equipment:
Property and equipment	177,975	173,089	168,086
Less accumulated depreciation	(61,709)	(57,725)	(54,724)
Property and equipment, net	116,266	115,364	113,362
Property under capital leases:
Property under capital leases	5,549	5,589	5,763
Less accumulated amortization	(3,092)	(3,046)	(3,131)
Property under capital leases, net	2,457	2,543	2,632

Goodwill	19,758	19,510	19,280
Other assets and deferred charges	5,872	6,149	5,693
Total assets	$203,985	$204,751	$200,969

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$3,516	$7,670	$8,639
Accounts payable	36,828	37,415	36,701
Dividends payable	3,100	—	3,141
Accrued liabilities	18,237	18,793	18,616
Accrued income taxes	511	966	116
Long-term debt due within one year	4,659	4,103	4,692
Obligations under capital leases due within one year	301	309	309
Current liabilities of discontinued operations	—	89	—
Total current liabilities	67,152	69,345	72,214

Long-term debt	43,004	41,771	40,678
Long-term obligations under capital leases	2,695	2,788	2,907
Deferred income taxes and other	8,311	8,017	7,989
Redeemable noncontrolling interest	—	1,491	495

Commitments and contingencies

Equity:
Common stock	323	323	327
Capital in excess of par value	2,208	2,362	3,432
Retained earnings	77,172	76,566	70,791
Accumulated other comprehensive income (loss)	(1,957)	(2,996)	(2,889)
Total Walmart shareholders’ equity	77,746	76,255	71,661
Nonredeemable noncontrolling interest	5,077	5,084	5,025
Total equity	82,823	81,339	76,686
Total liabilities and equity	$203,985	$204,751	$200,969

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
SUBJECT TO RECLASSIFICATION	July 31,
(Dollars in millions)	2014	2013
Cash flows from operating activities:
Consolidated net income	$8,085	$8,160
(Income) loss from discontinued operations, net of income taxes	(285)	(23)
Income from continuing operations	7,800	8,137
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	4,527	4,402
Deferred income taxes	79	475
Other operating activities	667	(166)
Changes in certain assets and liabilities:
Receivables, net	704	445
Inventories	(403)	569
Accounts payable	(420)	(324)
Accrued liabilities	(596)	(209)
Accrued income taxes	(458)	(2,078)
Net cash provided by operating activities	11,900	11,251

Cash flows from investing activities:
Payments for property and equipment	(5,113)	(6,066)
Proceeds from the disposal of property and equipment	90	112
Proceeds from disposal of certain operations	671	—
Other investing activities	12	(83)
Net cash used in investing activities	(4,340)	(6,037)

Cash flows from financing activities:
Net change in short-term borrowings	(4,130)	1,869
Proceeds from issuance of long-term debt	4,565	5,326
Payments of long-term debt	(2,868)	(3,386)
Dividends paid	(3,094)	(3,092)
Purchase of Company stock	(933)	(4,096)
Dividends paid to noncontrolling interest	(339)	(358)
Purchase of noncontrolling interest	(1,720)	(152)
Other financing activities	(236)	13
Net cash used in financing activities	(8,755)	(3,876)

Effect of exchange rates on cash and cash equivalents	98	(103)

Net increase (decrease) in cash and cash equivalents	(1,097)	1,235
Cash and cash equivalents at beginning of year	7,281	7,781
Cash and cash equivalents at end of period	$6,184	$9,016

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles ("GAAP"). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Calculation of Return on Investment and Return on Assets
Management believes return on investment ("ROI") is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with possible short-term impacts.
ROI was 16.6 percent and 17.9 percent for the trailing 12 months ended July 31, 2014 and 2013, respectively. The decline in ROI was primarily due to the decrease in operating income, as well as our continued capital investment in store growth and e-commerce.
We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of eight. When we have discontinued operations, we exclude the impact of the discontinued operations.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of eight for rent expense that estimates the hypothetical capitalization of our operating leases. We consider return on assets ("ROA") to be the financial measure computed in accordance with generally accepted accounting principles ("GAAP") that is the most directly comparable financial measure to our calculation of ROI. ROI differs from ROA (which is consolidated income from continuing operations for the period divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets of continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.
Although ROI is a standard financial metric, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

The calculation of ROI, along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Investment and Return on Assets
		Trailing Twelve Months Ended
		July 31,
(Dollars in millions)		2014	2013
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$26,590	$27,888
+ Interest income		95	177
+ Depreciation and amortization		8,995	8,659
+ Rent		2,896	2,642
Adjusted operating income		$38,576	$39,366

Denominator
Average total assets of continuing operations[1]		$202,477	$198,315
+ Average accumulated depreciation and amortization[1]		61,328	54,993
- Average accounts payable[1]		36,765	36,384
- Average accrued liabilities[1]		18,427	18,197
+ Rent x 8		23,168	21,136
Average invested capital		$231,781	$219,863
Return on investment (ROI)		16.6%	17.9%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations		$16,214	$17,809
Denominator
Average total assets of continuing operations[1]		$202,477	$198,315
Return on assets (ROA)		8.0%	9.0%

	As of July 31,
Certain Balance Sheet Data	2014	2013	2012
Total assets of continuing operations	$203,985	$200,969	$195,661
Accumulated depreciation and amortization	64,801	57,855	52,131
Accounts payable	36,828	36,701	36,067
Accrued liabilities	18,237	18,616	17,777

1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $6.8 billion and $5.2 billion for the six months ended July 31, 2014 and 2013, respectively. The increase in free cash flow was primarily due to the timing of income tax payments and capital expenditures.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2014	2013
Net cash provided by operating activities	$11,900	$11,251
Payments for property and equipment	(5,113)	(6,066)
Free cash flow	$6,787	$5,185

Net cash used in investing activities[1]	$(4,340)	$(6,037)
Net cash used in financing activities	$(8,755)	$(3,876)

1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions, if any, until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.
The table below reflects the calculation of constant currency for net sales and operating income for the three and six months ended July 31, 2014.

	Three Months Ended July 31, 2014				Six Months Ended July 31, 2014
	International		Consolidated		International		Consolidated
(Dollars in millions)	2014	Percent Change	2014	Percent Change	2014	Percent Change	2014	Percent Change
Net sales:
As reported	$33,872	3.1%	$119,336	2.8%	$66,296	0.9%	$233,503	1.8%
Currency exchange rate fluctuations[1]	696		696		2,272		2,272
	34,568		120,032		68,568		235,775
Net sales from acquisitions	—		—		—		—
Constant currency net sales	$34,568	5.3%	$120,032	3.4%	$68,568	4.3%	$235,775	2.8%

Operating income:
As reported	$1,489	8.0%	$6,740	(0.5)%	$2,691	5.9%	$12,933	(2.1)%
Currency exchange rate fluctuations[1]	18		18		41		41
	1,507		6,758		2,732		12,974
Operating income (loss) from acquisitions	—		—		—		—
Constant currency operating income	$1,507	9.3%	$6,758	(0.3)%	$2,732	7.5%	$12,974	(1.8)%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Comparable Sales Measures and Sam's Club Measures
The following financial measures presented in the press release to which this reconciliation is attached are non-GAAP financial measures as defined by the SEC's rules:

•
the comparable club sales of the company's Sam's Club operating segment ("Sam's Club") for the 13-week and 26-week periods ended Aug. 1, 2014 and Jul. 26, 2013, the projected comparable club sales of Sam's Club for the 13 weeks ending Oct. 31, 2014 and the comparable club sales of Sam's Club for the 13 weeks ended Oct. 25, 2013, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Sam's Club Comparable Sales Measures");

•
the net sales of Sam's Club for the three months ended Jul. 31, 2014 and the percentage increase in the net sales of Sam's Club for the three months ended Jul. 31, 2014 over the net sales of Sam's Club for the three months ended Jul. 31, 2013 in each case calculated by excluding Sam's Club's fuel sales for the relevant period; and

•
the segment operating income of Sam's Club for the three and six months ended Jul. 31, 2014 and 2013 and the percentage decrease in the segment operating income of Sam's Club for the three and six months ended Jul. 31, 2014 over the segment operating income of Sam's Club for the three and six months ended Jul. 31, 2013, in each case calculated by excluding Sam's Club's fuel sales for the relevant period (collectively with the financial measures described in the immediately preceding bullet point, the "Sam's Club Measures").

We believe the Sam's Club comparable club sales for the historical periods for which the corresponding Sam's Club Comparable Sales Measures are presented calculated by including fuel sales are the financial measures computed in accordance with GAAP most directly comparable to the respective Sam’s Club Comparable Sales Measures. We believe Sam's Club's projected comparable club sales for the 13-week period ending Oct. 31, 2014 calculated by including fuel sales is the financial measure computed in accordance with GAAP most directly comparable to the projected comparable club sales of Sam's Club for the 13-week period ending Oct. 31, 2014 calculated by excluding fuel sales. We believe the reported Sam's Club's net sales, percentage increase in net sales, segment operating income and percentage increase in segment operating income for the periods for which the corresponding Sam's Club Measures are presented are the most directly comparable financial measures computed in accordance with GAAP to the respective Sam’s Club Measures.

We believe that the presentation of the Sam's Club Comparable Sales Measures and the Sam's Club Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales of Sam's Club, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales and on Sam's Club's net sales and operating income for the periods presented.

###